Exhibit 99.1
LIBERTY GLOBAL REPORTS FIRST QUARTER 2006 RESULTS
Q1 Subscriber Growth of 437,000 RGUs
Operating Cash Flow Increases 35% to $572 Million
Denver, Colorado — May 10, 2006: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK), today announces financial and operating results for the first quarter ended March 31, 2006. Highlights for the period, compared to last year’s first quarter results, include1:
•	A 124% increase in organic[2] net additions in the first quarter to 437,000 RGUs

•	Revenue growth of 38% to $1.63 billion

•	Operating cash flow (OCF) growth of 35% to $572 million[3]

•	Earnings from continuing operations increased 152% to $43 million
Commenting on the results, Liberty Global’s President and CEO Mike Fries said, “By any measure, we had an outstanding first quarter. We added 437,000 new video, telephony and broadband Internet subscribers (or RGUs) on an organic basis. This was a record for the period and gives us an excellent start on achieving our full year guidance target of 1.6 million net additions, particularly given the seasonality of our RGU growth which is weighted to the fourth quarter. These results were driven across all key product lines, but especially by our continued success adding new broadband Internet customers, combined with accelerating growth from our world-wide digital telephony (VoIP) deployments. Equally important, we added approximately 250,000 digital customers to our video subscriber base which continues to show strong growth across markets.”
“Our first quarter financial results were also excellent. Revenue and OCF increased 38% and 35% to $1.63 billion and $572 million, respectively. This represents approximately 11% revenue growth and 13% OCF growth, rebased for acquisitions and foreign currency effects4. Once again, we believe these results position us favorably with respect to achieving our full year guidance targets. Revenue and OCF growth were particularly strong in Central and Eastern Europe (CEE) and Chile. In our CEE region, rebased revenue growth was 19% and rebased OCF growth was 26%. In Chile, rebased revenue and OCF growth were 16% and 27%, respectively.”
“We continue to make solid progress on our strategic initiatives, including our “digital-for-all” (D4A)5 project in the Netherlands. We added over 120,000 digital customers in that market during the first quarter, an increase of approximately four times the number of digital subscribers that we added in the fourth quarter of 2005, and we have seen continued improvement in the acceptance and installation rates of our digital set-top boxes. As expected, this project is temporarily depressing our OCF results in the Netherlands. Excluding our

[1]	Results from UPC Sweden and UPC Norway are treated as discontinued operations in the historical financial figures, thus UPC Sweden’s and Norway’s revenue and operating cash flow for all historical periods are retroactively removed from such figures. We have separately identified Sweden and Norway as discontinued operations in our historical subscriber tables and are reporting subscriber metrics excluding the impact of Sweden and Norway.

[2]	Organic figures exclude RGUs at the date of acquisition but include the impact of changes in RGUs from the date of acquisition.

[3]	Please see page 14 for an explanation of operating cash flow and the required reconciliation.

[4]	For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the first quarter of 2006, we have adjusted our historical Q1 2005 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2005 and 2006 in our Q1 2005 rebased amounts to the same extent that the revenue and OCF of such entities are included in our Q1 2006 results and (ii) reflect the translation of our Q1 2005 rebased amounts at the applicable average exchange rates that were used to translate our Q1 2006 results. Please see page 17 for supplemental information.

[5]	In our D4A project, we provide a digital interactive television box and digital service at the analog rate for six months to analog subscribers who accept the box and agree to accept the service. Upon acceptance of the box, the subscriber is counted as a digital cable subscriber rather than an analog cable subscriber. After the six month promotional period, the subscriber will have the option to discontinue the digital service or pay an additional amount, on top of the analog rate, to receive the digital service.

results in that market for both periods, our first quarter rebased OCF growth rate would have been 19%. More recently in the Netherlands, we are pleased to have won a gold award for our customer service from the National Contact Centre, which recognized our significant improvements in customer satisfaction, as well as our ability to maximize the commercial potential of each customer contact.”
“While we remain squarely focused on the potential impact from emerging DSL video competitors, we continue to see little to no impact on our expected operational results to date. Our long head start on rolling out technologically superior triple play services continues to pay off, especially as we aggressively market bundles across the footprint. In Japan and Chile, our most advanced triple play markets, 23% of our customers take three services. And in Europe, our most mature video market, we increased the number of products or RGUs per household by 6% since Q1’05 which contributed to an increase in revenue per customer of nearly 13%. We remain very confident in the consumer appeal of our broadband products.”
“On the M&A front, we have been actively and successfully rebalancing our cable operations to exit sub-scale markets like Norway and Sweden. In France, we have recently reached a non-binding letter of intent to sell our operation. In every case, we are selling these businesses at multiples that are above Liberty Global’s current market valuation. After recently adding a new, world-class market in Switzerland, and by increasing our scale in high-growth markets like Romania, we have significantly increased our exposure to stronger markets which have better growth prospects and positioned the company to deliver industry-leading growth.”
“We completed our original $200 million stock buyback program over the last few months and purchased approximately $130 million under the subsequent $250 million program that we announced in March. We still believe that our current stock price levels are very attractive and do not reflect the underlying values inherent in our business. Accordingly, we remain focused on several alternatives to continue investing in our equity.”
First Quarter 2006 Results
At March 31, 2006, Liberty Global operated in 18 countries principally located in Europe, Japan, Chile and Australia. Our consolidated operations in Europe include the UPC Broadband Division, with cable operations in 12 countries, and chellomedia — our media and programming division. In the Asia/Pacific region, our consolidated operations include J:COM, the largest broadband cable operator in Japan, and Austar, a direct-to-home satellite provider in Australia. In the Americas, our primary consolidated operation is VTR, the largest broadband cable operator in Chile. Please refer to the appropriate sections herein for additional segment financial information.
Operating Statistics
We had over 19.3 million total RGUs from continuing operations at March 31, 2006, including an organic increase of 437,000 RGUs from December 31, 2005. These organic RGU additions represent a 124% improvement from last year’s Q1 additions driven by our success adding advanced services RGUs, particularly high speed Internet and VoIP subscribers. Together with approximately 80,000 RGUs from the acquisition of INODE in Austria, we added over 500,000 RGUs in the period.
In terms of RGU additions by product, during the first quarter of 2006 we added over 200,000 high speed Internet subscribers and 170,000 telephony subscribers, as well as approximately 63,000 net new video subscribers. These numbers include over 250,000 digital cable subscribers added to or converted from our analog video base. Organic broadband Internet and telephony subscriber growth increased 76% and 108%, respectively, from our net additions in these categories in the prior year period. Once again, broadband Internet was our strongest performer in absolute terms, driven by continued robust demand for our tiered products. In addition, we experienced net video subscriber growth of 63,000 in the quarter, which was a significant improvement over a net loss in the prior year period of approximately 2,000 subscribers.
In terms of telephony, the majority of our customer additions came from our high quality, low cost VoIP services. We added approximately 150,000 organic VoIP subscribers and now have a total VoIP customer base exceeding

700,000 RGUs. We have recently launched VoIP services in Austria, Poland, Romania and the Czech Republic, and we plan to launch in the Slovak Republic and Ireland later this year. During the first quarter, we averaged over 9,400 weekly VoIP RGU additions across Europe alone, an increase of more than 10% from our average weekly additions during last year’s fourth quarter. Including our upgraded networks in Japan and the Americas, our total VoIP-ready homes serviceable now exceeds 11.5 million worldwide.
Our first quarter performance demonstrates the positive traction we are establishing with our digital cable strategy, as the take-up in digital cable drove our overall video subscriber growth. On an organic basis, our video subscriber base increased by approximately 63,000 video subscribers, primarily as a result of more than 250,000 digital video additions in the first quarter. Our digital video growth was driven by our continued success in Japan and by accelerating growth from our D4A initiative in the Netherlands. In Japan, J:COM added over 60,000 organic digital subscribers during the quarter and is already at 40% digital penetration. In the Netherlands, we added over 120,000 digital subscribers in Q1’06 alone, approximately four times the number of digital subscribers we added in Q4’05.
Revenue
Revenue for the three months ended March 31, 2006 increased 38% to $1.63 billion compared to the same period last year. Excluding the effects of foreign currency movements (FX), revenue increased 47%. Our revenue increase was principally due to the impact of acquisitions, including Cablecom, NTL Ireland, Austar, Astral and Metrópolis, as well as to volume effects. Our rebased revenue growth in the first quarter was approximately 11% as compared to the comparable period last year, driven primarily by higher average RGUs during the period. Rebased revenue growth was particularly strong in CEE and in Chile, increasing 19% and 16%, respectively.
In terms of average monthly revenue (ARPU6) per customer relationship, UPC Broadband, VTR and J:COM experienced growth on a historical basis over the comparable prior year period. For the three months ended March 31, 2006, ARPU per customer relationship for UPC Broadband was €22.17, reflecting an increase of 13% over 2005’s first quarter. The increases were driven in part by the inclusion of Cablecom in the 2006 period. Additionally, J:COM generated ARPU per customer relationship of ¥8,461 ($72.37) for the three months ended March 31, 2006, which was an increase of 6% over the prior year period. Please see table on page 16 for additional information.
Operating Cash Flow
Operating cash flow for the three months ended March 31, 2006 increased 35% to $572 million compared to the same period last year. Excluding the effects of foreign currency movements (FX), OCF increased 45%. This increase was principally due to acquisitions, as noted above, and internal growth. For the three months ended March 31, 2006, our rebased OCF growth was 13% as compared to the comparable prior year period.
Excluding results of the Netherlands where we have our D4A project underway, our rebased OCF growth rate for the quarter would improve to 19%. As expected, Netherlands’ OCF results reflect higher operating, marketing and customer care costs of our D4A initiative as we invest in the roll-out of digital boxes to drive future growth in that market. On a sequential basis, OCF in The Netherlands increased approximately 4% over the fourth quarter, excluding the effects of foreign currency.
Our reported OCF margin7 for the three months ended March 31, 2006 was 35.2%, which represents a 270 basis point sequential increase as compared to our OCF margin in the fourth quarter, adjusting for Sweden. Sequential margin improvement was primarily driven by UPC Broadband and J:COM. In particular, margins at UPC

[6]	Average monthly revenue (ARPU) is calculated as follows: average total monthly revenue from all sources (including non-subscription revenue such as installation fees or advertising revenue) for the period as indicated, divided by the average of the opening and closing RGUs or customer relationships, as applicable, for the period. RGUs and customer relationships of entities acquired during the period are normalized.

[7]	OCF margin is calculated by dividing OCF for the respective period by total revenue.

Broadband benefited from analog price increases, new product launches and increased scale and efficiency in markets such as Switzerland, Austria and Hungary.
Earnings from Continuing Operations
Our earnings from continuing operations for the three months ended March 31, 2006 were $43 million or $0.09 per basic share as compared to our earnings of $17 million or $0.05 per basic share for the comparable period in 2005. The increased earnings were due primarily to higher foreign currency transaction gains, share of earnings of affiliates, and realized and unrealized gains on derivative instruments, partially offset by higher interest expense, lower gains on disposition of assets and higher minority interests in earnings of subsidiaries.
Free Cash Flow and Capital Expenditures
Our Free Cash Flow (FCF)8 for the three months ended March 31, 2006 was $107 million, as compared to $28 million for the three months ended March 31, 2005. An increase in net cash provided by operating activities of approximately $169 million or 56% as compared to the prior year period drove our Free Cash Flow improvement. This was caused principally by favorable working capital movements and the impacts of acquisitions and internal growth, offset in part by the effects of currency movements.
Capital expenditures and capital lease additions for the three months ended March 31, 2006 were $360 million, an increase of 34% as compared to the prior year period. The primary reason for the increase in capital expenditures was higher purchases of customer premise equipment to support our increased unit growth in the current period. For the quarter, approximately 80% of our capital expenditures including capital lease additions were revenue generating and 20% pertained to support capital.
Balance Sheet, Leverage, and Liquidity
At March 31, 2006, total debt9 was $10.4 billion and cash and cash equivalents were $1.9 billion, deriving net debt10 of $8.5 billion. Adjusting for the pending sale of UPC Sweden and assuming that we are able to sell UPC France on the terms included in the letter of intent, we would expect our net debt at March 31, 2006 to decrease by approximately $1.9 billion to $6.6 billion. We continued to maintain our total gross leverage within our target range of 4.0 — 5.0x. For the quarter, our gross and net leverage ratios, defined as total debt and net debt to annualized quarterly operating cash flow, were 4.6x and 3.7x, respectively. Adjusting for the expected proceeds from the divestiture of UPC Sweden and the associated debt repayment, our gross and net leverage ratios would fall to approximately 4.5x and 3.5x, respectively.
Subsequent to the quarter end, we completed a significant credit facility refinancing at UPC Broadband Holding. We amended the UPC Broadband Holding Bank Facility and refinanced our Facility F, G and H term loans with a portion of the borrowings under new Facility J and K terms loans of the amended facility. The amounts borrowed under Facilities J and K aggregated €1.8 billion and $1.775 billion, with each denomination split evenly between Facilities J and K. Borrowings denominated in euros bear interest at an initial margin of EURIBOR plus 2.25% and borrowings denominated in dollars bear interest at an initial margin of LIBOR plus 2.00%. As a result of this refinancing, UPC Broadband reduces its cost of borrowing and extends its debt maturities such that no term loans under the UPC Broadband Holding Bank Facility mature prior to 2013.
During the quarter, we increased our cash and cash equivalents by approximately $0.7 billion, as we continued to make solid progress in terms of rationalizing our non-strategic investments and we were able to capitalize on an attractive market for cable assets. The increase in cash was driven principally by higher net cash provided by operating activities, the net proceeds from the disposition of our Norwegian asset of approximately $325 million

[8]	Free Cash Flow is defined as net cash provided by operating activities including net cash provided by discontinued operations less capital expenditures and capital lease additions. Please see page 15 for more information and the required GAAP reconciliation.

[9]	Includes capital lease obligations.

[10]	Net debt is defined as total debt less cash and cash equivalents.

after debt repayment, $88 million in proceeds from the sale of our ownership interest in Sky Mexico, and approximately $339 million in net proceeds ($345 million less prepaid interest of $6 million) from a borrowing secured by our interest in 345,000 shares of 9% Series A preferred stock of ABC Family Worldwide, Inc. (ABC Family). As a result of the ABC Family transaction, our debt increased by $345 million.
In addition to our cash balances at March 31, 2006, approximately €231 million ($281 million) of undrawn commitments under our €1.0 billion in revolvers at UPC Broadband Holding B.V. is available for borrowing, subject to the completion of first quarter bank reporting requirements, as is the full ¥30 billion ($255 million) of undrawn commitments under J:COM’s ¥30 billion revolver. Subject to their terms, the undrawn amounts under those revolvers may be borrowed to finance acquisitions. In addition, our subsidiaries have several other credit facilities which collectively had approximately $200 million of unused borrowing capacity at March 31, 2006.
Based on our March 31, 2006 results and subject to completion of our first quarter bank reporting requirements, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) for UPC Broadband Holding B.V., as defined in and calculated in accordance with the UPC Broadband Holding bank facility was 3.73x. The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding bank facility was 4.67x.11
2006 Guidance Update
We believe that we are on track to achieve or exceed our 2006 guidance targets and are not making any adjustments to these targets at this time. However, these guidance targets include the results from our broadband cable operations in Sweden and France. As noted above, we have signed a definitive agreement to sell our operations in Sweden and a letter of intent to sell our operations in France. We expect to adjust our 2006 guidance targets in August when we report our second quarter results in order to adjust for Sweden, and to the extent applicable, France, as discontinued operations, as well as any other necessary adjustments related to the underlying performance from our continuing operations or from other transactions.
About Liberty Global
Liberty Global is the leading international cable operator offering advanced video, voice, and Internet-access services to connect our customers to the world of information, communications and entertainment. As of March 31, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 15 million customers in 18 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and chellomedia in Europe.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our guidance for 2006, our expectations with respect to the pending sales of UPC Sweden and UPC France, our insights and expectations regarding competition in our markets, the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale, the long-term success of our digital migration project, our ability to close the sale of UPC Sweden and negotiate a definitive agreement for and close the sale of UPC France, our ability to generate expected revenue and operating cash flow and achieve assumed margins including, to the extent annualized figures imply forward-

[11]	Debt in the covenant calculations utilize debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

looking projections, continued performance comparable with the period annualized, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 9738	+31 20 778 9447

Liberty Global, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2006	2005
	amounts in millions
Assets

Current assets:
Cash and cash equivalents	$1,923.3	$1,202.2
Trade receivables, net	424.3	534.2
Other receivables, net	125.6	112.5
Current assets of discontinued operations	2.0	14.7
Other current assets	392.7	398.8

Total current assets	2,867.9	2,262.4

Investments in affiliates, accounted for using the equity method, and related receivables	813.2	789.0

Other investments	522.3	569.0

Property and equipment, net	8,012.4	7,991.3

Goodwill	8,994.9	9,020.1

Franchise rights and other intangible assets not subject to amortization	177.6	218.0

Intangible assets subject to amortization, net	1,604.0	1,601.8

Long-term assets of discontinued operations	291.0	329.9

Other assets, net	722.0	597.0

Total assets	$24,005.3	$23,378.5

Liberty Global, Inc.
Condensed Consolidated Balance Sheets (continued)
(unaudited)

	March 31,	December 31,
	2006	2005
	amounts in millions
Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$641.6	$715.6
Accrued liabilities and other	725.7	668.9
Current portion of deferred revenue and advance payments from subscribers and others	609.7	596.0
Accrued interest	136.9	145.5
Current liabilities of discontinued operations	20.3	35.3
Current portion of debt and capital lease obligations	294.3	270.0

Total current liabilities	2,428.5	2,431.3

Long-term debt and capital lease obligations	10,133.1	9,845.0
Deferred tax liabilities	604.2	546.0
Long-term liabilities of discontinued operations	33.5	9.6
Other long-term liabilities	925.1	933.7

Total liabilities	14,124.4	13,765.6

Commitments and contingencies

Minority interests in subsidiaries	1,811.6	1,796.5

Stockholders’ Equity:
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued 232,420,875 and 232,334,708 shares at March 31, 2006 and December 31, 2005, respectively	2.3	2.3
Series B common stock, $.01 par value. Authorized 50,000,000 shares; issued and outstanding 7,323,570 shares at March 31, 2006 and December 31, 2005	0.1	0.1
Series C common stock, $.01 par value. Authorized 500,000,000 shares; 239,982,353 and 239,820,997 shares issued at March 31, 2006 and December 31, 2005, respectively.	2.4	2.4
Additional paid-in capital	10,002.5	9,992.2
Accumulated deficit	(1,458.4)	(1,732.5)
Accumulated other comprehensive loss, net of taxes	(188.7)	(262.9)
Deferred compensation	—	(15.6)
Treasury stock, at cost	(290.9)	(169.6)

Total stockholders’ equity	8,069.3	7,816.4

Total liabilities and stockholders’ equity	$24,005.3	$23,378.5

Liberty Global, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended
	March 31,
	2006	2005
	amounts in millions,
	except per share amounts
Revenue	$1,625.9	$1,179.0

Operating costs and expenses:
Operating (other than depreciation) (including $1.0 million of stock-based compensation for each of 2006 and 2005)	695.0	492.7
Selling, general and administrative (SG&A) (including $15.0 million and $17.7 million of stock-based compensation for 2006 and 2005, respectively)	374.6	281.5
Depreciation and amortization	462.7	311.9
Impairment, restructuring and other operating charges	6.4	4.6

	1,538.7	1,090.7

Operating income	87.2	88.3

Other income (expense):
Interest expense	(150.7)	(80.7)
Interest and dividend income	15.7	20.5
Share of earnings (losses) of affiliates, net	1.4	(21.3)
Realized and unrealized gains on financial and derivative instruments, net	113.8	85.9
Foreign currency transaction gains (losses), net	38.6	(64.7)
Losses on extinguishment of debt	(8.9)	(12.0)
Gains on disposition of non-operating assets, net	45.3	69.6
Other income (expense), net	(1.0)	0.6

	54.2	(2.1)

Earnings before income taxes, minority interests and discontinued operations	141.4	86.2

Income tax expense	(70.5)	(63.6)
Minority interests in earnings of subsidiaries, net	(27.5)	(5.4)

Earnings from continuing operations	43.4	17.2

Discontinued operations:

Earnings (loss) from operations, including tax expense of $0.5 million in 2005	1.7	(0.7)
Gain from disposal of discontinued operations	223.1	—

	224.8	(0.7)

Net earnings	$268.2	$16.5

Basic earnings per common share:
Earnings from continuing operations	$0.09	$0.05
Discontinued operations	0.48	—

	$0.57	$0.05

Diluted earnings per common share:
Earnings from continuing operations	$0.07	$0.05
Discontinued operations	0.45	—

	$0.52	$0.05

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
	2006	2005
	amounts in millions
Cash flows from operating activities:
Net earnings	$268.2	$16.5
Net loss (earnings) from discontinued operations	(224.8)	0.7

Earnings from continuing operations	43.4	17.2
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Stock-based compensation expense	16.0	18.7
Depreciation and amortization	462.7	311.9
Impairment, restructuring and other operating charges	6.4	4.6
Amortization of deferred financing costs and non-cash interest	21.3	16.0
Share of losses (earnings) of affiliates, net of dividends	(0.7)	21.3
Realized and unrealized gains on financial and derivative instruments, net	(113.8)	(85.9)
Foreign currency transaction losses (gains), net	(38.6)	64.7
Losses on extinguishment of debt	8.9	12.0
Gains on disposition of non-operating assets, net	(45.3)	(69.6)
Deferred income tax expense	50.2	46.9
Minority interests in earnings of subsidiaries, net	27.5	5.4
Other non-cash items	4.5	—
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Receivables and other operating assets	60.7	99.5
Payables and accruals	(41.1)	(191.7)
Net cash provided by operating activities of discontinued operations	9.8	32.3

Net cash provided by operating activities	471.9	303.3

Cash flows from investing activities:
Capital expended for property and equipment	(335.1)	(239.8)
Cash paid in connection with acquisitions, net of cash acquired	(129.4)	(84.8)
Proceeds received upon disposition of discontinued operation	536.7	—
Proceeds received upon dispositions of assets	92.9	91.1
Net cash received to purchase or settle derivative instruments	2.2	65.9
Change in restricted cash	(1.4)	25.7
Proceeds received from sale of short-term liquid investments	0.9	46.9
Purchases of short-term liquid investments	—	(16.2)
Return of cash previously paid into escrow in connection with 2004 acquisition	—	56.5
Other investing activities, net	(7.4)	1.0
Net cash used by investing activities of discontinued operations	(5.4)	(7.8)

Net cash provided (used) by investing activities	$154.0	$(61.5)

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows (Continued)
(unaudited)

	Three months ended March 31,
	2006	2005
	amounts in millions
Cash flows from financing activities:
Borrowings of debt	$1,491.6	$3,340.4
Repayments of debt and capital lease obligations	(1,292.5)	(3,704.8)
Repurchase of common stock	(121.3)	—
Payment of deferred financing costs	(12.9)	(44.3)
Proceeds from issuance of stock by subsidiaries	5.2	775.8
Other financing activities, net	0.9	1.4

Net cash provided by financing activities	71.0	368.5

Effect of exchange rates on cash	24.2	(65.4)

Net increase in cash and cash equivalents:
Continuing operations	716.7	520.4
Discontinued operations	4.4	24.5

Net increase in cash and cash equivalents	721.1	544.9

Cash and cash equivalents:
Beginning of period	1,202.2	2,529.1

End of period	$1,923.3	$3,074.0

Cash paid for interest	$151.1	$125.6

Net cash paid for taxes	$26.8	$16.4

Revenue and Operating Cash Flow
The tables presented below provide revenue and operating cash flow (as defined below, OCF), by reportable segment for the three months ended March 31, 2006, as compared to the corresponding prior year period. Our reportable segments have been reclassified for all periods to present our broadband operations in Norway and Sweden as discontinued operations. The UPC Broadband Division segments provided services in 12 European countries at March 31, 2006. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency effects (FX), and (iv) the percentage change from period to period, after adjusting the Q1 2005 period to reflect acquisitions to the extent that they are included in the Q1 2006 results and adjusting the Q1 2005 results to the applicable Q1 2006 exchange rates (see supplemental information on page 17). The comparison that excludes FX assumes that exchange rates remained constant during the periods that are included in each table. Other Western Europe includes our operating segments in Ireland and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. Our corporate and other category includes (i) certain less significant operating segments that provide DTH satellite services in Australia, video programming and other services in Europe and Argentina and broadband communication services in Puerto Rico, Brazil and Peru and (ii) our corporate segment.
Revenue

					Increase
	Three months ended		Increase		(decrease)
	March 31,		(decrease)		excluding FX	Rebased
	2006	2005	$	%	%	%
	amounts in millions, except % amounts
Europe (UPC Broadband Division)
The Netherlands	$196.0	$204.5	$(8.5)	(4.2)	4.6	—
Switzerland	178.9	—	178.9	N.M.	N.M.	—
France	130.4	131.9	(1.5)	(1.1)	7.8	—
Austria	87.0	85.0	2.0	2.4	11.7	—
Other Western Europe	72.0	33.5	38.5	114.9	134.9	—

Total Western Europe	664.3	454.9	209.4	46.0	55.8	8.7

Hungary	75.0	72.2	2.8	3.9	17.4	—
Other Central and Eastern Europe	127.8	83.9	43.9	52.3	59.7	—

Total Central and Eastern Europe	202.8	156.1	46.7	29.9	40.1	18.9

Total Europe (UPC Broadband Division)	867.1	611.0	256.1	41.9	51.8	11.0

Japan (J:COM)	437.3	406.1	31.2	7.7	20.4	13.0
Chile (VTR)	132.9	84.9	48.0	56.5	42.7	15.7
Corporate and other	214.2	94.9	119.3	125.7	134.9	—
Intersegment eliminations	(25.6)	(17.9)	(7.7)	(43.0)	(56.6)	—

Total consolidated LGI	$1,625.9	$1,179.0	$446.9	37.9	46.9	10.9

N.M. — Not meaningful.

Operating Cash Flow

					Increase
	Three months ended		Increase		(decrease)
	March 31,		(decrease)		Excluding FX	Rebased
	2006	2005	$	%	%	%
	amounts in millions, except % amounts
Europe (UPC Broadband Division)
The Netherlands	$86.2	$105.4	$(19.2)	(18.2)	(10.8)	—
Switzerland	69.6	—	69.6	N.M.	N.M.	—
France	23.5	25.1	(1.6)	(6.4)	2.0	—
Austria	37.6	36.2	1.4	3.9	13.4	—
Other Western Europe	22.0	11.2	10.8	96.4	114.1	—

Total Western Europe	238.9	177.9	61.0	34.3	43.0	2.4

Hungary	33.0	28.5	4.5	15.8	30.5	—
Other Central and Eastern Europe	56.5	35.5	21.0	59.2	66.8	—

Total Central and Eastern Europe	89.5	64.0	25.5	39.8	50.6	25.7

Corporate costs of UPC Broadband Division allocated to discontinued operations	(2.2)	(4.5)	2.3	51.1	46.6	—

Total Europe (UPC Broadband Division)	326.2	237.4	88.8	37.4	46.8	8.6

Japan (J:COM)	172.2	168.4	3.8	2.3	14.3	8.1
Chile (VTR)	46.2	30.7	15.5	50.5	37.2	27.2
Corporate and other	27.7	(13.0)	40.7	313.1	319.0	—

Total	$572.3	$423.5	$148.8	35.1	44.5	12.6

N.M. — Not meaningful.

Operating Cash Flow Definition and Reconciliation
Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. A reconciliation of total segment operating cash flow to our consolidated earnings before income taxes, minority interests and discontinued operations, is presented below. Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income.

	Three months ended March 31,
	2006	2005
	amounts in millions
Total segment operating cash flow	$572.3	$423.5
Stock-based compensation expense	(16.0)	(18.7)
Depreciation and amortization	(462.7)	(311.9)
Impairment, restructuring and other operating charges	(6.4)	(4.6)

Operating income	87.2	88.3
Interest expense	(150.7)	(80.7)
Interest and dividend income	15.7	20.5
Share of earnings (losses) of affiliates, net	1.4	(21.3)
Realized and unrealized gains on financial and derivative instruments, net	113.8	85.9
Foreign currency transaction gains (losses), net	38.6	(64.7)
Losses on extinguishment of debt	(8.9)	(12.0)
Gains on disposition of non-operating assets, net	45.3	69.6
Other income (expense), net	(1.0)	0.6

Earnings before income taxes, minority interests and discontinued operations	$141.4	$86.2

Capital Expenditures and Capital Lease Additions
The table below highlights our capital expenditures per NCTA cable industry guidelines, as well as capital lease additions for the three months ended March 31, 2006, and 2005, respectively:

	Three months ended		Percent
	March 31, 2006	March 31, 2005	Change
	amounts in millions
Customer Premises Equipment	$137.9	$99.4	39%
Scaleable Infrastructure	54.4	34.7	57%
Line Extensions	31.6	22.9	38%
Upgrade/Rebuild	37.7	18.8	101%
Support Capital	56.0	52.5	7%
NTL Ireland	9.4	—	—
Other including chellomedia	8.1	11.5	(30%)

Total Capital Expenditures (Capex)	$335.1	$239.8	40%

Percent of Revenue	21%	20%	1%

Add: Capital Lease Additions[12]	24.8	29.6	(16%)

Total Capex and Capital Leases	$359.9	$269.4	34%

Percent of Revenue	22%	23%	(3%)

[12]	Relates primarily to customer premise equipment for J:COM.

Free Cash Flow Definition and Reconciliation
Free Cash Flow is not a GAAP measure of liquidity. We define Free Cash Flow as net cash provided by operating activities including net cash provided by discontinued operations less capital expenditures and capital lease additions. Our definition of free cash flow includes capital lease additions which are used to finance capital expenditures. From a financial reporting perspective, capital expenditures that are financed by capital lease arrangements are treated as non-cash activities and accordingly are not included in the capital expenditure amounts presented in our consolidated statements of cash flows. We believe our presentation of free cash flow provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity. The table below highlights the reconciliation of net cash flows from operating activities to Free Cash Flow for the three months ended March 31, 2006, and 2005, respectively:

	Three months ended
	March 31,	March 31,
	2006	2005
	amounts in millions
Net cash provided by continuing operations[13]	$462.1	$278.9
Capital expenditures of continuing operations	(335.1)	(239.8)
Capital lease additions of continuing operations	(24.8)	(29.6)

FCF before discontinued operations	102.2	9.5

FCF of discontinued operations	4.4	18.8

Free cash flow	$106.6	$28.3

Summary of Debt, Capital Lease Obligations and Cash
The following table details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash at March 31, 2006:

			Debt and
		Capital Lease	Capital Lease
	Debt	Obligations	Obligations	Cash
	amounts in millions
LGI and its non-operating subsidiaries	$1,628.5	$—	$1,628.5	$1,225.7
UPC Broadband Division UPC Holding	971.1	—	971.1	14.7
UPC Broadband Holding and its unrestricted subsidiaries	3,982.2	9.6	3,991.8	67.4
Cablecom Luxembourg and its unrestricted subsidiaries	1,422.6	21.4	1,444.0	187.1
J:COM	1,253.8	330.1	1,583.9	319.3
VTR	333.1	—	333.1	46.4
Other operating subsidiaries	474.7	0.3	475.0	62.7

LGI Total	$10,066.0	$361.4	$10,427.4	$1,923.3

[13]	Excludes net cash provided by operating activities of discontinued operations.

ARPU14 Table
The following table provides ARPU per RGU and per customer relationship for the three months ended March 31, 2006 and 2005, respectively.

	As of		As of		Percent
UPC Broadband[15]	March 31, 2006		March 31, 2005		Change
ARPU per RGU		€18.08		€16.83	7.4%
ARPU per Customer Relationship.		€22.17		€19.67	12.7%

J:COM
ARPU per RGU		¥4,875		¥4,776	2.1%
ARPU per Customer Relationship.		¥8,461		¥7,985	6.0%

VTR
ARPU per RGU	CLP	16,033	CLP	16,027	0.0%
ARPU per Customer Relationship.	CLP	25,785	CLP	25,452	1.3%

Liberty Global Consolidated
ARPU per RGU		$27.26		$28.08	(2.9%)
ARPU per Customer Relationship.		$37.05		$35.98	3.0%
RGUs per Customer Relationship & Customer Bundling Ratios
The following table highlights RGUs per customer relationship and customer bundling ratios, excluding the impact of Norway and Sweden from all calculations for March 31, 2006 and 2005, respectively:

	As of	As of	Percent
	March 31, 2006	March 31, 2005	Change
Total Customers
UPC Broadband	11,048,900	7,919,400	39.5%
J:COM	2,025,000	1,795,000	12.8%
VTR	909,300	649,000	40.1%
Other	625,400	154,100	305.8%

Liberty Global Consolidated(16)	14,608,600	10,517,500	38.9%

Total Single-Play Customers	11,117,900	8,207,900	35.5%
Total Dual-Play Customers	2,167,400	1,568,300	38.2%
Total Triple-Play Customers	1,323,000	741,300	78.5%

% Dual-Play Customers
UPC Broadband	12.7%	11.6%	9.5%
J:COM	28.4%	28.0%	1.4%
VTR	17.6%	18.8%	(6.4%)
Liberty Global Consolidated	14.8%	14.9%	(0.7%)

% Triple-Play Customers
UPC Broadband	5.8%	3.1%	87.1%
J:COM	22.9%	20.0%	14.5%
VTR	22.8%	20.0%	14.0%
Liberty Global Consolidated	9.1%	7.0%	30.0%

RGUs per Customer Relationship
UPC Broadband	1.24	1.17	6.0%
J:COM	1.74	1.68	3.6%
VTR	1.63	1.59	2.5%
Liberty Global Consolidated	1.32	1.29	2.3%

[14]	Average monthly revenue (ARPU) is calculated as follows: average total monthly revenue from all sources (including non-subscription revenue such as installation fees or advertising revenue) for the period as indicated, divided by the average of the opening and closing RGUs or customer relationships, as applicable, for the period. RGUs and customer relationships of entities acquired during the period are normalized.

[15]	UPC Broadband’s ARPU excludes Norway and Sweden for both periods.

[16]	Excludes mobile customers.

Jupiter TV Co., Ltd (“Jupiter TV”) Supplemental Financial Information
Liberty Global owned 50% of Jupiter TV at March 31, 2006. Jupiter TV is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. Jupiter TV currently owns or has investments in 18 channels. Summary financial information is presented below, as well as a reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the periods presented therein:

	Three months ended		Three months ended		Percent
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005	Change
	amount in millions
Revenue	$224	$183	¥26,270	¥19,089	38%
Operating Cash Flow	$45	$36	¥5,294	¥3,776	40%
Depreciation, Amortization and Impairment	(5)	(4)	(589)	(423)	39%

Operating Income	$40	$32	¥4,705	¥3,353	40%

Cash, net of debt[17] at period end	$63	$5	¥7,392	¥483

Cumulative Subscribers[18] (in thousands)	59,653	47,461
Explanation of Calculation of Rebased Q1 2005 Amounts:
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the first quarter of 2006, we have adjusted our historical Q1 2005 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2005 and 2006 in our Q1 2005 rebased amounts to the same extent that the revenue and OCF of such entities are included in our Q1 2006 results and (ii) reflect the translation of our Q1 2005 rebased amounts at the applicable average exchange rates that were used to translate our Q1 2006 results. The acquired entities that have been included in the determination of our rebased revenue and OCF for Q1 2005 are Cablecom, NTL Ireland, Astral, IPS, Canal+, Metrópolis, Telemach, Austar, Chofu, J:COM Setamachi, INODE and two smaller acquisitions in Japan. We have reflected the revenue and OCF of these acquired entities in our Q1 2005 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local GAAP, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other appropriate items. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical Q1 2006 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our Q1 2005 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased Q1 2005 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing Q1 2006 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for Q1 2005. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or item 10 of Regulation S-K.

[17]	Includes shareholder debt of $9 million at March 31, 2005.

[18]	Includes subscribers at all consolidated and equity owned Jupiter TV channels. Shop Channel subscribers are stated on a full-time equivalent basis.

	March 31, 2006
		Two-way			Video					Internet		Telephone
	Homes	Homes	Customer	Total	Analog Cable	Digital Cable	DTH	MMDS	Total	Homes		Homes
	Passed (1)	Passed (2)	Relationships (3)	RGUs (4)	Subscribers (5)	Subscribers (6)	Subscribers (7)	Subscribers (8)	Video	Serviceable (9)	Subscribers (10)	Serviceable (11)	Subscribers (12)
Europe
The Netherlands	2,652,100	2,532,900	2,224,000	3,048,800	2,011,200	208,900	—	—	2,220,100	2,532,900	503,500	2,405,700	325,200
Switzerland(13)	1,799,700	1,747,800	1,602,900	2,093,400	1,409,800	111,800	—	—	1,521,600	1,470,600	364,400	1,470,600	207,400
France	4,614,200	3,363,900	1,612,000	1,987,200	941,400	572,300	—	—	1,513,700	3,363,900	308,200	2,589,600	165,300
Austria	959,200	955,900	654,500	1,015,700	452,500	45,300	—	—	497,800	955,900	353,300	922,000	164,600
Ireland	895,100	238,700	592,600	624,100	313,200	162,000	—	115,900	591,100	238,700	32,700	24,200	300
Belgium	157,000	157,000	145,600	168,300	126,000	5,300	—	—	131,300	157,000	37,000	—	—

Total Western Europe	11,077,300	8,996,200	6,831,600	8,937,500	5,254,100	1,105,600	—	115,900	6,475,600	8,719,000	1,599,100	7,412,100	862,800

Poland	1,915,000	947,100	1,024,500	1,153,100	1,000,900	—	—	—	1,000,900	947,100	139,900	889,900	12,300
Hungary	1,044,200	908,900	1,013,000	1,186,900	732,700	—	179,600	—	912,300	908,900	156,300	911,500	118,300
Czech Republic	745,200	408,600	441,000	501,600	298,300	—	119,400	—	417,700	408,600	83,900	—	—
Romania	1,918,100	967,800	1,328,500	1,425,100	1,325,000	3,400	—	—	1,328,400	842,500	69,000	661,200	27,700
Slovak Republic	431,800	242,100	301,800	322,800	253,600	—	17,600	27,600	298,800	226,900	24,000	—	—
Slovenia	126,000	80,000	108,500	128,200	108,500	—	—	—	108,500	80,000	19,700	—	—

Total Central and Eastern Europe	6,180,300	3,554,500	4,217,300	4,717,700	3,719,000	3,400	316,600	27,600	4,066,600	3,414,000	492,800	2,462,600	158,300

Total Europe	17,257,600	12,550,700	11,048,900	13,655,200	8,973,100	1,109,000	316,600	143,500	10,542,200	12,133,000	2,091,900	9,874,700	1,021,100

Japan:
J-Com	7,349,200	7,340,600	2,025,000	3,529,900	1,011,000	685,100	—	—	1,696,100	7,340,600	884,000	6,771,600	949,800

The Americas:
Chile	2,252,700	1,359,400	909,300	1,484,800	754,400	12,900	—	—	767,300	1,359,400	330,000	1,303,000	387,500
Puerto Rico	331,900	331,900	118,500	163,300	32,800	76,600	—	—	109,400	331,900	35,800	331,900	18,100
Brazil	15,100	15,100	15,100	16,800	—	—	—	15,100	15,100	15,100	1,700	—	—
Peru	66,800	30,300	12,500	14,200	10,800	—	—	—	10,800	30,300	3,400	—	—

Total The Americas	2,666,500	1,736,700	1,055,400	1,679,100	798,000	89,500	—	15,100	902,600	1,736,700	370,900	1,634,900	405,600

Australia:
Austar	2,423,600	—	479,300	481,400	—	8,400	473,000	—	481,400	—	—	—	—

Total Continuing Operations	29,696,900	21,628,000	14,608,600	19,345,600	10,782,100	1,892,000	789,600	158,600	13,622,300	21,210,300	3,346,800	18,281,200	2,376,500

Disc Operations — Sweden	421,600	289,200	300,200	394,100	236,700	63,500	—	—	300,200	289,200	93,900	—	—

Grand Total	30,118,500	21,917,200	14,908,800	19,739,700	11,018,800	1,955,500	789,600	158,600	13,922,500	21,499,500	3,440,700	18,281,200	2,376,500

	March 31, 2006 vs. December 31, 2005
		Two-way			Video					Internet		Telephone
	Homes	Homes	Customer	Total	Analog Cable	Digital Cable	DTH	MMDS	Total	Homes		Homes
	Passed (1)	Passed (2)	Relationships (3)	RGUs (4)	Subscribers (5)	Subscribers (6)	Subscribers (7)	Subscribers (8)	Video	Serviceable (9)	Subscribers (10)	Serviceable (11)	Subscribers (12)
Europe
The Netherlands	6,300	11,300	(15,500)	39,100	(139,100)	123,600	—	—	(15,500)	11,300	25,400	9,400	29,200
Switzerland(13)	(2,500)	37,700	31,600	49,500	(1,100)	5,500	—	—	4,400	3,200	23,900	53,000	21,200
France	2,500	2,300	(6,800)	65,400	12,800	8,500	—	—	21,300	2,300	13,200	219,100	30,900
Austria	1,700	1,700	70,400	89,600	(3,400)	1,300	—	—	(2,100)	1,700	77,400	1,500	14,300
Ireland	7,900	12,900	15,700	22,300	(8,300)	21,000	—	2,000	14,700	12,900	7,700	—	(100)
Belgium	400	400	(900)	500	(1,000)	(200)	—	—	(1,200)	400	1,700	—	—

Total Western Europe	16,300	66,300	94,500	266,400	(140,100)	159,700	—	2,000	21,600	31,800	149,300	283,000	95,500

Poland	200	14,900	1,200	28,500	—	—	—	—	—	14,900	17,400	64,700	11,100
Hungary	8,500	23,200	16,700	41,000	1,300	—	8,500	—	9,800	23,200	21,100	23,300	10,100
Czech Republic	2,200	6,500	9,600	15,200	—	—	6,900	—	6,900	6,500	8,300	—	—
Romania	4,300	23,700	(9,600)	13,500	(8,900)	(600)	—	—	(9,500)	23,700	13,800	100	9,200
Slovak Republic	2,600	4,100	(3,200)	(500)	(3,300)	—	300	(700)	(3,700)	3,700	3,200	—	—
Slovenia	700	700	200	1,800	200	—	—	—	200	700	1,600	—	—

Total Central and Eastern Europe	18,500	73,100	14,900	99,500	(10,700)	(600)	15,700	(700)	3,700	72,700	65,400	88,100	30,400

Total Europe	34,800	139,400	109,400	365,900	(150,800)	159,100	15,700	1,300	25,300	104,500	214,700	371,100	125,900

Japan:
J-Com	52,600	52,600	22,200	69,500	(53,100)	64,300	—	—	11,200	52,600	19,800	147,400	38,500

The Americas:
Chile	80,800	74,300	8,900	59,100	3,200	6,100	—	—	9,300	74,300	27,000	21,300	22,800
Puerto Rico	900	900	4,100	2,600	(23,900)	21,000	—	—	(2,900)	900	3,800	900	1,700
Brazil	—	—	—	200	—	—	—	—	—	—	200	—	—
Peru	—	—	200	100	—	—	—	—	—	—	100	—	—

Total The Americas	81,700	75,200	13,200	62,000	(20,700)	27,100	—	—	6,400	75,200	31,100	22,200	24,500

Australia:
Austar	6,100	—	7,400	6,600	—	400	6,200	—	6,600	—	—	—	—

Total Continuing Operations	175,200	267,200	152,200	504,000	(224,600)	250,900	21,900	1,300	49,500	232,300	265,600	540,700	188,900

Disc Operations — Norway	(523,000)	(270,800)	(375,700)	(464,300)	(334,300)	(31,000)	—	—	(365,300)	(270,800)	(69,500)	(178,200)	(29,500)
Disc Operations — Sweden	—	1,700	1,700	5,000	(3,300)	4,900	—	—	1,600	1,700	3,400	—	—

Grand Total	(347,800)	(1,900)	(221,800)	44,700	(562,200)	224,800	21,900	1,300	(314,200)	(36,800)	199,500	362,500	159,400

Organic growth by region
Europe	34,800	139,400	76,100	299,300	(137,400)	159,100	15,700	1,300	38,700	104,500	149,400	371,100	111,200
Japan	52,600	52,600	22,200	69,500	(53,100)	64,300	—	—	11,200	52,600	19,800	147,400	38,500
The Americas	28,300	21,800	13,200	62,000	(20,700)	27,100	—	—	6,400	21,800	31,100	22,200	24,500
Australia	6,100	—	7,400	6,600	—	400	6,200	—	6,600	—	—	—	—

Organic growth from Continuing Operations	121,800	213,800	118,900	437,400	(211,200)	250,900	21,900	1,300	62,900	178,900	200,300	540,700	174,200

Organic growth from Discontinued Operations	—	1,700	1,700	5,000	(3,300)	4,900	—	—	1,600	1,700	3,400	—	—

Total Organic Change	121,800	215,500	120,600	442,400	(214,500)	255,800	21,900	1,300	64,500	180,600	203,700	540,700	174,200

Acquisitions, Dispositions and Other
Austria (Inode)	—	—	80,000	80,000	—	—	—	—	—	—	65,300	—	14,700
France (primarily Noos) (acquisition adjustment) (14)	—	—	(33,300)	—	—	—	—	—	—	—	—	—	—
Romania (acquisition adjustment) (14)	—	—	(13,400)	(13,400)	(13,400)	—	—	—	(13,400)	—	—	—	—
Chile (acquisition adjustment) (14)	53,400	53,400	—	—	—	—	—	—	—	53,400	—	—	—
Disc Operations — Norway	(523,000)	(270,800)	(375,700)	(464,300)	(334,300)	(31,000)	—	—	(365,300)	(270,800)	(69,500)	(178,200)	(29,500)

Subtotal	(469,600)	(217,400)	(342,400)	(397,700)	(347,700)	(31,000)	—	—	(378,700)	(217,400)	(4,200)	(178,200)	(14,800)

Net Adds (Reductions) from Continuing Operations	(347,800)	(3,600)	(223,500)	39,700	(558,900)	219,900	21,900	1,300	(315,800)	(38,500)	196,100	362,500	159,400

Net Adds (Reductions) from Discontinued Operations	—	1,700	1,700	5,000	(3,300)	4,900	—	—	1,600	1,700	3,400	—	—

Total Net Adds (Reductions)	(347,800)	(1,900)	(221,800)	44,700	(562,200)	224,800	21,900	1,300	(314,200)	(36,800)	199,500	362,500	159,400

Footnotes for pages 18 & 19

(1)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve. With respect to MMDS, one home passed is equal to one MMDS subscriber. Due to the fact that we do not own the Cablecom partner networks in Switzerland or the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for Cablecom’s partner networks or for INODE. See note 13 below.

(2)	Two-way Homes Passed are homes passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services.

(3)	Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. We exclude mobile customers from customer relationships.

(4)	Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and high-speed broadband Internet access service, the customer would constitute three RGUs. Total RGUs is the sum of Analog, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.

(5)	Analog Cable Subscriber is comprised of video cable customers that are counted on a per connection basis or an equivalent billing unit (EBU) basis. In Europe, we have approximately 1.41 million “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels. An analog cable subscriber is not counted as a digital cable subscriber.

(6)	Digital Cable Subscriber is a customer with one or more digital converter boxes or an EBU that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A digital subscriber is not counted as an analog subscriber. As we migrate customers from analog to digital video services, we report a decrease in our analog subscribers equal to the increase in our digital subscribers. In the Netherlands, where our mass digital migration project is underway, a subscriber is moved from the analog subscriber count to the digital subscriber count when such subscriber accepts delivery of our digital converter box and agrees to accept digital video service regardless of when the subscriber begins to receive our digital video service. The digital video service and the digital converter box are provided at the analog rate for six months after which the subscriber has the option to discontinue the digital service or pay an additional amount to continue to receive the digital service. An estimated 13,000 of the Netherlands digital cable subscribers at March 31, 2006 have accepted but not installed their digital converter boxes.

(7)	DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)	MMDS Subscriber is a home or commercial unit that receives our video programming via a multipoint microwave (wireless) distribution system.

(9)	Internet Homes Serviceable are homes that can be connected to our broadband networks, where customers can request and receive Internet access services. With respect to INODE, we do not report Internet homes serviceable as INODE’s service is not delivered over our network but instead is delivered over an unbundled loop, or in certain cases, over a shared access network.

(10)	Internet Subscriber is a home or commercial unit or EBU with one or more cable modems connections to our broadband networks, where a customer has requested and is receiving high-speed Internet access services. At March 31, 2006, our Internet Subscribers in Austria included 68,900 residential digital subscriber lines or DSL subscribers of INODE, of which 51,400 were serviced over an unbundled loop and the remaining 17,500 subscribers were serviced over a shared access network. Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.

(11)	Telephone Homes Serviceable are homes that can be connected to our networks, where customers can request and receive voice services. With respect to INODE, we do not report telephone homes serviceable as service is delivered over an unbundled loop rather than our network.

(12)	Telephone Subscriber is a home or commercial unit or EBU connected to our networks, where a customer has requested and is receiving voice services. Telephone subscribers as of March 31, 2006, exclude an aggregate of 125,100 mobile telephone subscribers in the Netherlands, Switzerland, Japan and Australia. Mobile telephone services generate a significantly lower ARPU than broadband or Voice-over-Internet Protocol or “VoIP” telephone services. Also, our Telephone Subscribers do not include customers that receive services via resale arrangements. At March 31, 2006, our Telephone Subscribers in Austria included 15,500 residential subscribers of INODE.

(13)	Pursuant to service agreements, Cablecom offers digital cable, Internet access and telephony services over networks owned by third parties or “partner networks.” A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Two-way homes passed and Internet and Telephone homes serviceable for partner networks are included in Cablecom’s numbers and represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Each partner network RGU is assumed to represent one customer relationship. At March 31, 2006, we estimate that Cablecom’s partner networks had 490,000 two-way homes passed, 79,800 customer relationships, 79,800 RGUs, 20,300 digital cable subscribers, 212,800 broadband Internet and telephone homes serviceable, 38,300 Internet subscribers, and 21,200 telephone subscribers.

(14)	Subscriber information for recently acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.
Additional General Notes to Tables:
Tables exclude systems owned by affiliates that were not consolidated for financial reporting purposes as of March 31, 2006, or that were acquired after March 31, 2006. With respect to Japan, Chile and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, Internet or telephony services are counted on an equivalent billing unit or EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is calculated on an EBU basis by all our subsidiaries. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in Switzerland, Ireland and Romania, and another of our subsidiaries provides telephony services as a competitive local exchange carrier. We generally do not count customers of these services as subscribers, customers or RGUs.